EXHIBIT 5.1


             Favorable determination letter dated February 1, 1995, confirming that the Plan is qualified under Section 401 of the Internal Revenue Code of 1986, as amended

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Internal Revenue Service                   Employer Identification Number:
District Director                                       25-0393335
31 Hopkins Plaza                           File Folder Number:
Baltimore, MD  21201-0000                               521033237
                                           Person to Contact:
Date:  February 01, 1995                                MARK ROCKSTROH
                                           Contact Telephone Number:
FIRST FEDERAL SAVINGS AND LOAN                          (202) 874-1295
   ASSOCIATION OF CARNEGIE                 Plan Name:
242 East Main Street                                    SALARY DEFERRAL PLAN AND
CARNEGIE, PA  1615106                                   TRUST

                                           Plan Number:  002


Dear Applicant:

         We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

         Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

         The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

         This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

         This determination is subject to your adoption of the proposed amendments submitted in your letter dated November 21, 1994. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

         This determination letter is applicable for the amendment(s) adopted on May 25, 1994.

         This determination letter is also applicable for the amendment(s) adopted on January 20, 1994.

         This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

         This plan  satisfies the  nondiscrimination  in amount  requirement  of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.


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         This  letter  is issued  under  Rev.  Proc.  93-39  and  considers  the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

         This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)- (4)(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

         This plan qualifies for Extended Reliance described in the last paragraph of Publication 794 under the caption "Limitations of a Favorable Determination Letter."

         We have sent a copy of this letter to your representative as indicated in the power of attorney.

         If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                        Sincerely yours,

                                        /s/Paul M. Harrington
                                        ----------------------------------------
                                        Paul M. Harrington

                                        District Director

Enclosures:
Publication 794
Reporting & Disclosure Guide
  for Employee Benefit Plans


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